EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to 216,750 ordinary shares of STARLIMS Technologies Ltd. issuable upon exercise of options previously granted under its 2001 option plan and 2005 option plan, of our report dated February 14, 2007, relating to the consolidated financial statements of STARLIMS Technologies Ltd., appearing in its Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-142605), filed with the Securities and Exchange Commission on May 22, 2007.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

October 9, 2007